Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces Third Quarter 2013 Results

•	Diluted earnings per share from continuing operations of $2.23
•	Net sales of $3.0 billion
•	Net cash from operating activities of $221 million
•	Funded orders of $2.7 billion, funded backlog of $10.6 billion
•	Updated 2013 financial guidance

NEW YORK, October 29, 2013 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) from continuing operations of $2.23 for the quarter ended September 27, 2013 (2013 third quarter), compared to $1.98 for the quarter ended September 28, 2012 (2012 third quarter). The 2013 third quarter included tax benefits of $24 million ($0.26 per diluted share) compared to $11 million ($0.11 per diluted share) for the 2012 third quarter, which are discussed below. Net sales of $3.0 billion for the 2013 third quarter decreased by 8.7% compared to the 2012 third quarter.

“Even in this challenging environment our third quarter results overall reflect good operational performance, with higher operating margins, EPS and solid cash flow achieved by the hard work and dedication of L-3’s employees,” said Michael T. Strianese, chairman, president and chief executive officer. “We continue to successfully expand our commercial and international business, which partially offset declines resulting from sequestration and the Afghanistan drawdown. Notwithstanding the uncertain federal budget environment, we remain focused on outstanding execution, achieving and exceeding customer requirements and gaining market share.”

“As such, we are delivering shareholder value and prudently deploying capital by repurchasing $156 million of our common stock and paying dividends of $50 million for the quarter, representing $555 million of cash returned to shareholders year-to-date. At the same time, we remain committed to our strategy of increasing efficiencies, making calculated investments in innovative technologies and aligning our operations with both customer priorities and realities.”

Key competitive contract wins for the quarter included: (1) new international business to provide night vision goggles to the United Arab Emirates, (2) a contract to provide the eXaminer® XLB high performance certified detection system for baggage screening at multiple airports for the Canadian Air Transport Security Authority, (3) an international contract to provide state-of-the-art Ground Laser Target Designators (GLTD) to the Republic of Korea, (4) an indefinite-delivery/indefinite-quantity (ID/IQ) contract to provide ongoing contractor logistics support and training system support center activities for the U.S. Air Force’s Predator Mission Aircrew Training System (PMATS) program, and (5) several other ID/IQ awards including the U.S. Army’s Communications and Transmissions Systems (CTS) program, the Department of Homeland Security’s Enterprise Acquisition Gateway for Leading Edge Solutions (EAGLE) II program and the U.S. Air Force’s Network-Centric Solutions -2 (NETCENTS-2) program.

L-3 Announces Results for the 2013 Third Quarter	Page 2

L-3 Consolidated Results

	Third Quarter Ended			Year-to-Date Ended
($ in millions, except per share data)	Sept. 27, 2013	Sept. 28, 2012	Increase/ (decrease)	Sept. 27, 2013	Sept. 28, 2012	Increase/ (decrease)
Net sales	$2,996	$3,283	(8.7)%	$9,373	$9,586	(2.2)%
Operating income	$314	$331	(5.1)%	$934	$987	(5.4)%
Operating margin	10.5%	10.1%	40 bpts	10.0%	10.3%	(30) bpts
Interest expense	$44	$48	(8.3)%	$131	$138	(5.1)%
Interest and other income, net	$3	$—	nm	$11	$6	nm
Debt retirement charge	$—	$8	nm	$—	$8	nm
Effective income tax rate	23.8%	29.1%	(530) bpts	27.8%	32.3%	(450) bpts
Net income from continuing operations attributable to L-3	$204	$193	5.7%	$582	$570	2.1%
Diluted EPS from continuing operations	$2.23	$1.98	12.6%	$6.37	$5.78	10.2%
Diluted weighted average common shares outstanding	91.3	97.4	(6.3)%	91.3	98.7	(7.5)%
nm – not meaningful

Third Quarter Results of Operations: For the 2013 third quarter, consolidated net sales of $3.0 billion decreased $287 million, or 9%, compared to the 2012 third quarter as lower sales to the Department of Defense (DoD) impacted each segment. Acquired businesses(1), which are all included in the Electronic Systems segment, added $9 million to net sales in the 2013 third quarter. Net sales to commercial and international customers increased 2%, or $20 million, to $828 million in the 2013 third quarter, including $9 million from acquired businesses, compared to $808 million in the 2012 third quarter. Net sales to commercial and international customers, as a percentage of consolidated net sales, increased to 28% for the 2013 third quarter compared to 25% for the 2012 third quarter.

Operating income for the 2013 third quarter of $314 million decreased $17 million, or 5%, as compared to the 2012 third quarter. Operating income as a percentage of sales (operating margin) increased by 40 basis points to 10.5% for the 2013 third quarter compared to 10.1% for the 2012 third quarter. The increase in operating margin is primarily due to improved contract performance for the Electronic Systems segment and lower operating costs at National Security Solutions (NSS), partially offset by higher costs and reduced productivity for the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segment. Higher pension expense of $3 million ($2 million after income taxes, or $0.02 per diluted share) reduced operating margin by 10 basis points. In addition, both the 2013 third quarter and the 2012 third quarter included severance charges that reduced operating income by $5 million. See segment results below for additional discussion of sales and operating margin trends.

Interest expense declined by $4 million, primarily due to lower outstanding debt. The increase in interest and other income, net, was primarily due to a $3 million ($2 million after income tax, or $0.02 per diluted share) non-cash impairment charge in the 2012 third quarter related to the dissolution of an unconsolidated joint venture.

The effective tax rate for the 2013 third quarter decreased to 23.8% from 29.1% for the same period last year. The decrease is primarily due to a $14 million tax benefit in the 2013 third quarter for the U.S. Federal research and experimentation tax credit. Tax benefits related to the reversal of amounts accrued for tax years in which the statute of limitations had expired were $10 million for the 2013 third quarter and $11 million for the 2012 third quarter.

Net income from continuing operations attributable to L-3 in the 2013 third quarter increased 6% to $204 million compared to the 2012 third quarter, and diluted EPS from continuing operations increased 13% to $2.23 from $1.98. Diluted weighted average common shares outstanding for the 2013 third quarter declined by 6% compared to the 2012 third quarter due to repurchases of L-3 common stock.

Year-to-Date Results of Operations: For the year-to-date period ended September 27, 2013 (2013 year-to-date period), consolidated net sales of $9.4 billion decreased $213 million, or 2%, compared to the year-to-date period ended September 28, 2012 (2012 year-to-date period) as lower sales to the DoD impacted each segment. Acquired

(1)

Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2013 Third Quarter	Page 3

businesses, which are all included in the Electronic Systems segment, added $81 million to net sales in the 2013 year-to-date period. Net sales to commercial and international customers increased 12%, or $268 million, to $2,491 million in the 2013 year-to-date period, including $74 million from acquired businesses, compared to $2,223 million in the 2012 year-to-date period. Net sales to commercial and international customers, as a percentage of consolidated net sales, increased to 27% for the 2013 year-to-date period compared to 23% for the 2012 year-to-date period.

Operating income for the 2013 year-to-date period of $934 million decreased $53 million, or 5%, as compared to the 2012 year-to-date period. Operating margin decreased by 30 basis points to 10.0% for the 2013 year-to-date period compared to 10.3% for the 2012 year-to-date period. The decrease in operating margin is primarily due to higher design and production costs for the C3ISR segment. In addition, acquired businesses reduced operating margin by 10 basis points and higher pension expense of $11 million ($7 million after income taxes, or $0.08 per diluted share) reduced operating margin by 10 basis points. Furthermore, both the 2013 year-to-date period and the 2012 year-to-date period included severance charges that reduced operating income by $19 million. See segment results below for additional discussion of sales and operating margin trends.

Interest expense declined by $7 million, as lower outstanding debt reduced interest expense by $21 million, which was partially offset by $14 million of interest expense that was allocated to discontinued operations in the 2012 year-to-date period. The increase in interest and other income, net, was primarily due to the $3 million non-cash impairment charge recorded in the 2012 third quarter.

The effective tax rate for the 2013 year-to-date period decreased to 27.8% from 32.3% for the same period last year. The decrease is primarily due to a tax benefit in the 2013 year-to-date period of $28 million ($0.31 per diluted share) for the U.S. Federal research and experimentation tax credit, of which $17 million ($0.19 per diluted share) relates to 2012. Tax benefits related to the reversal of amounts accrued for tax years in which the statute of limitations had expired were $10 million for the 2013 year-to-date period and $11 million for the 2012 year-to-date period.

Net income from continuing operations attributable to L-3 in the 2013 year-to-date period increased $12 million to $582 million compared to the 2012 year-to-date period, and diluted EPS from continuing operations increased 10% to $6.37 from $5.78. Diluted weighted average common shares outstanding for the 2013 year-to-date period declined by 7% compared to the 2012 year-to-date period due to repurchases of L-3 common stock.

Orders: Funded orders for the 2013 third quarter were approximately $2.7 billion, a decline of 16% compared to the 2012 third quarter. Funded orders for the 2013 year-to-date period were approximately $9.1 billion compared to approximately $10.5 billion for the 2012 year-to-date period. Funded backlog declined 3% to $10.6 billion at September 27, 2013, compared to $10.9 billion at December 31, 2012.

Cash flow and cash returned to shareholders: Net cash from operating activities from continuing operations decreased by $134 million, or 38%, to $221 million for the 2013 third quarter, compared to $355 million for the 2012 third quarter. Net cash from operating activities from continuing operations decreased by $75 million, or 11%, to $617 million for the 2013 year-to-date period, compared to $692 million for the 2012 year-to-date period. The decrease in net cash from operating activities from continuing operations was primarily due to an increase in working capital. The table below summarizes the cash returned to shareholders during the 2013 and 2012 third quarter and year-to-date periods.

	Third Quarter Ended		Year-to-Date Ended
($ in millions)	Sept. 27, 2013	Sept. 28, 2012	Sept. 27, 2013	Sept. 28, 2012
Net cash from operating activities from continuing operations	$221	$355	$617	$692
Capital expenditures, net of dispositions	(36)	(43)	(137)	(118)
Income tax payments attributable to discontinued operations	—	8	—	24

Free cash flow(1)	$185	$320	$480	$598

Dividends paid	$50	$51	$151	$149
Common stock repurchases	156	189	404	504

Cash returned to shareholders	$206	$240	$555	$653

Percent of free cash flow returned to shareholders	111%	75%	116%	109%

(1)  Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2013 Third Quarter	Page 4

Reportable Segment Results

C3ISR

	Third Quarter Ended			Year-to-Date Ended
($ in millions)	Sept. 27, 2013	Sept. 28, 2012	Decrease	Sept. 27, 2013	Sept. 28, 2012	Decrease
Net sales	$750	$886	(15.3)%	$2,521	$2,634	(4.3)%
Operating income	$63	$93	(32.3)%	$224	$272	(17.6)%
Operating margin	8.4%	10.5%	(210) bpts	8.9%	10.3%	(140) bpts

Third Quarter: C3ISR net sales for the 2013 third quarter decreased by $136 million, or 15%, compared to the 2012 third quarter. Sales decreased by $90 million for networked communication systems and $46 million for ISR Systems. The decrease in sales for networked communication systems was due to: (1) lower volume for airborne and ground-based systems due to contracts nearing completion and declining demand caused by sequestration and other DoD budget reductions, (2) lower U.S. Army demand for remote video terminals primarily due to the U.S. military drawdown from Afghanistan, and (3) lower productivity due to the implementation of new enterprise resource planning (ERP) systems during the third quarter, which caused sales volume to decline by approximately $45 million. The decrease in sales for ISR Systems was due to lower volume for small ISR aircraft systems of $70 million primarily due to the drawdown from Afghanistan. This decrease was partially offset by higher volume on ISR platforms for foreign military customers and logistics support and fleet management services for U.S. Government customers.

C3ISR operating income for the 2013 third quarter of $63 million, which included severance charges of $2 million, decreased by $30 million, or 32%, compared to the 2012 third quarter. Operating margin decreased by 210 basis points to 8.4%. Higher costs and lower productivity due to the implementation of new ERP systems at networked communication systems during the 2013 third quarter reduced operating margin by 140 basis points. In addition, lower sales volume for networked communication systems reduced operating margin by 120 basis points. Higher pension expense of $4 million reduced operating margin by 50 basis points. These decreases were partially offset by an increase of 100 basis points primarily due to improved productivity on certain contracts for ISR Systems.

Year-to-Date: C3ISR net sales for the 2013 year-to-date period decreased by $113 million, or 4%, compared to the 2012 year-to-date period. Sales decreased $146 million for networked communication systems, which was partially offset by an increase of $33 million for ISR Systems. The decrease in sales for networked communication systems was due to: (1) declining U.S. Army demand for remote video terminals due to the U.S. military drawdown from Afghanistan, (2) lower volume for airborne and ground-based systems and vehicle mounted satellite communication ground stations due to contracts nearing completion and declining demand caused by sequestration and other DoD budget reductions, and (3) lower productivity due to the implementation of new ERP systems during the third quarter. The increase in sales for ISR Systems was primarily due to small ISR aircraft sales to the DoD.

C3 ISR operating income for the 2013 year-to-date period of $224 million, which included severance charges of $5 million, decreased by $48 million, or 18%, compared to the 2012 year-to-date period. Operating margin decreased by 140 basis points to 8.9%. Operating margin declined by 200 basis points primarily due to higher design and production costs for select contracts and 40 basis points for higher costs and lower productivity due to the implementation of new ERP systems at networked communication systems. Higher pension expense of $12 million reduced operating margin by 50 basis points. These decreases were partially offset by 80 basis points primarily due to sales mix changes and 70 basis points due to improved productivity on certain contracts for ISR Systems.

Electronic Systems

	Third Quarter Ended			Year-to-Date Ended
($ in millions)	Sept. 27, 2013	Sept. 28, 2012	Increase/ (decrease)	Sept. 27, 2013	Sept. 28, 2012	Decrease
Net sales	$1,333	$1,395	(4.4)%	$4,040	$4,060	(0.5)%
Operating income	$173	$158	9.5%	$468	$480	(2.5)%
Operating margin	13.0%	11.3%	170 bpts	11.6%	11.8%	(20) bpts

Third Quarter: Electronic Systems net sales for the 2013 third quarter decreased by $62 million, or 4%, compared to the 2012 third quarter. Sales declined by $98 million primarily for: (1) Microwave Products due to reduced deliveries of power devices for commercial satellite communication systems and mobile and ground-based

L-3 Announces Results for the 2013 Third Quarter	Page 5

satellite communication systems for the U.S. military as programs ended, (2) Security & Detection Systems due to order delays from the Transportation Security Administration (TSA), and (3) Sensor Systems due to lower volume primarily for airborne EO/IR turrets due to the U.S. military drawdown from Afghanistan. These declines were partially offset by $27 million of increased demand primarily for Warrior Systems’ night vision and illumination products for the U.S. Army and holographic weapon sights for the sporting and recreation market. Sales also increased from the Link U.K. acquisition by $9 million.

Electronic Systems operating income for the 2013 third quarter of $173 million, which included severance charges of $3 million, increased by $15 million, or 9%, compared to the 2012 third quarter. Operating margin increased by 170 basis points to 13.0%. Operating margin increased by: (1) 80 basis points due to improved contract performance across several business areas, including Microwave Products, Space & Propulsion Systems, Sensor Systems and Marine Services, (2) 60 basis points, or $8 million, due to a reduction in the estimated fair value of previously accrued contingent consideration for business acquisitions, and (3) 30 basis points due to sales mix changes for Aviation Products.

Year-to-Date: Electronic Systems net sales for the 2013 year-to-date period decreased by $20 million, or 0.5%, compared to the 2012 year-to-date period. Sales declined by $192 million primarily for: (1) Microwave Products due to a decline in deliveries of power devices for commercial satellite communication systems, (2) Space & Propulsion Systems due to certain funding constraints for the Missile Defense Agency’s air-launched target programs, (3) Security & Detection Systems due to order delays from the TSA and the completion of certain international contracts, and (4) Sensor Systems due to lower volume primarily for airborne EO/IR turrets for the Persistent Threat Detection System (PTDS) contract due to the U.S. military drawdown from Afghanistan. These decreases were partially offset by a sales increase of $91 million primarily for Simulation & Training due to upgrades for F/A-18 flight simulator trainers and increased deliveries of U.S. Army rotary wing training systems for the Flight School XXI program and Warrior Systems due to increased demand for holographic weapon sights for the sporting and recreation market. Sales also increased by $81 million primarily due to the Link U.K. and L-3 KEO acquisitions.

Electronic Systems operating income for the 2013 year-to-date period of $468 million, which included severance charges of $13 million, decreased by $12 million, or 3%, compared to the 2012 year-to-date period. Operating margin decreased by 20 basis points to 11.6%. Sales declines and mix changes were mostly offset by improved contract performance across several business areas, including Microwave Products and Space & Propulsion Systems. Sales from acquired businesses reduced operating margin by 20 basis points.

Platform & Logistics Solutions (P&LS)

	Third Quarter Ended			Year-to-Date Ended
($ in millions)	Sept. 27, 2013	Sept. 28, 2012	Decrease	Sept. 27, 2013	Sept. 28, 2012	Decrease
Net sales	$590	$649	(9.1)%	$1,827	$1,854	(1.5)%
Operating income	$52	$65	(20.0)%	$176	$179	(1.7)%
Operating margin	8.8%	10.0%	(120) bpts	9.6%	9.7%	(10) bpts

Third Quarter: P&LS net sales for the 2013 third quarter decreased by $59 million, or 9%, compared to the 2012 third quarter. Platform Solutions sales decreased by $71 million, which was partially offset by a sales increase of $12 million for Logistics Solutions. The Platform Solutions sales decrease was primarily for the Australia C-27J aircraft due to timing of contract deliverables, U.S. Navy maritime patrol aircraft due to reduced funding caused by sequestration and reduced deliveries of aircraft cabin assemblies. The increase in Logistics Solutions was primarily due to increased volume for field maintenance and sustainment services for U.S. Air Force (USAF) training aircraft driven by a new competitively won contract.

P&LS operating income for the 2013 third quarter of $52 million decreased by $13 million, or 20%, compared to the 2012 third quarter. Operating margin decreased by 120 basis points to 8.8% primarily due to lower margin sales mix for Logistics Solutions.

Year-to-Date: P&LS net sales for the 2013 year-to-date period decreased by $27 million, or 1%, compared to the 2012 year-to-date period. Logistics Solutions sales decreased by $59 million, which was partially offset by a sales increase of $32 million for Platform Solutions. The decrease in Logistics Solutions was primarily due to the competitive loss of a task order for U.S. Army contract field team support services in Southwest Asia, which was completed in 2012, and reduced fleet management services due to the loss of the Joint Primary Aircraft Training Systems contract for the USAF. These decreases were partially offset by increased volume for field maintenance and sustainment services for USAF training aircraft. Platform Solutions sales increased primarily due to increased

L-3 Announces Results for the 2013 Third Quarter	Page 6

volume for USAF EC-130 and international head of state aircraft, and aircraft maintenance for the Canadian Department of National Defence, partially offset by lower volume for the Joint Cargo Aircraft (JCA), Australia C-27J aircraft, and U.S. Navy maritime patrol aircraft, as well as reduced deliveries of aircraft cabin assemblies.

P&LS operating income for the 2013 year-to-date period of $176 million decreased by $3 million, or 2%, compared to the 2012 year-to-date period. Operating margin decreased by 10 basis points to 9.6% primarily due to the decrease in sales for Logistics Solutions.

NSS

	Third Quarter Ended			Year-to-Date Ended
($ in millions)	Sept. 27, 2013	Sept. 28, 2012	Increase/ (decrease)	Sept. 27, 2013	Sept. 28, 2012	Increase/ (decrease)
Net sales	$323	$353	(8.5)%	$985	$1,038	(5.1)%
Operating income	$ 26	$ 15	73.3%	$ 66	$ 56	17.9%
Operating margin	8.0%	4.2%	380 bpts	6.7%	5.4%	130 bpts

Third Quarter: NSS net sales for the 2013 third quarter decreased by $30 million, or 8%, compared to the 2012 third quarter. The decrease in sales was primarily due to lower demand for a technical support contract for a U.S. Government agency due to sequestration budget reductions, and less demand for U.S. Special Operations Command (USSOCOM) information technology (IT) support services, as our previous single-award contract converted to several multiple-award contracts, which reduced our workshare.

NSS operating income for the 2013 third quarter of $26 million increased by $11 million, or 73%, compared to the 2012 third quarter. Operating margin increased by 380 basis points to 8.0%. Operating margin increased by: (1) 180 basis points due to 2012 third quarter charges of $4 million for an inventory write-down of security and safety equipment and legal fees of $2 million related to a supplier dispute that did not recur, (2) 170 basis points primarily due to lower operating costs, and (3) 30 basis points due to the timing of award fees for IT support services.

Year-to-Date: NSS net sales for the 2013 year-to-date period decreased by $53 million, or 5%, compared to the 2012 year-to-date period primarily due to reasons similar to those discussed above for the 2013 third quarter.

NSS operating income for the 2013 year-to-date period of $66 million, which included severance charges of $1 million, increased by $10 million, or 18%, compared to the 2012 year-to-date period. Operating margin increased by 130 basis points to 6.7%. Operating margin increased by: (1) 70 basis points due to 2012 year-to-date period charges of $4 million for an inventory write-down of security and safety equipment and legal fees of $3 million related to a supplier dispute that did not recur, (2) 30 basis points for improved contract performance, and (3) 30 basis points primarily due to lower operating costs.

L-3 Announces Results for the 2013 Third Quarter	Page 7

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2013, previously provided on July 25, 2013. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8 and the company undertakes no duty to update its guidance.

Consolidated 2013 Financial Guidance
($ in millions, except per share data)
	Current	Prior (July 25, 2013)
Net sales	$12,500 to $12,600	$12,500 to $ 12,600
Operating margin	9.8%	9.8%
Interest expense	$ 177	$ 176
Interest and other income	$ 15	$ 15
Effective tax rate	28.9%	31.0%
Diluted shares	90.8	90.4
Diluted EPS from continuing operations	$8.25 to $ 8.35	$8.05 to $ 8.15
Net cash from operating activities from continuing operations	$ 1,225	$ 1,225
Capital expenditures, net of dispositions of property, plant and equipment	(215)	(215)
Free cash flow	$ 1,010	$ 1,010

Segment 2013 Financial Guidance
($ in millions)
	Current	Prior (July 25, 2013)
Net Sales:
C3ISR	$3,375 to $3,425	$3,425 to $3,475
Electronic Systems	$5,450 to $5,500	$5,425 to $5,475
P&LS	$2,400 to $2,450	$2,375 to $2,425
National Security Solutions	$1,225 to $1,275	$1,225 to $1,275
Operating Margins:
C3ISR	8.8% to 9.0%	9.5% to 9.7%
Electronic Systems	11.1% to 11.3%	10.7% to 10.9%
P&LS	9.3% to 9.5%	9.2% to 9.4%
National Security Solutions	6.8% to 7.0%	6.8% to 7.0%

The revisions to our 2013 financial guidance (the “Current Guidance”) compared to our prior 2013 financial guidance issued on July 25, 2013 (the “Prior Guidance”) are primarily due to: (1) a reduction in the effective income tax rate and an increase in diluted share count, (2) a reduction in estimated sales and operating margin for the C3ISR segment caused by lower productivity due to the implementation of new ERP systems in the third quarter, and (3) an increase in estimated sales and operating margin for the Electronic Systems and P&LS segments due to slightly higher sales volume and mix changes.

The Current Guidance excludes any potential non-cash goodwill impairment charges that could result from additional DoD budget reductions in the future due to sequestration or other DoD budget reductions for which the information is presently not known.

L-3 Announces Results for the 2013 Third Quarter	Page 8

Additional financial information regarding the 2013 third quarter results is available on the company’s website at www.L-3com.com.

Conference Call

In conjunction with this release, L-3 will host a conference call today, Tuesday, October 29, 2013 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. ET

10:00 a.m. CT

9:00 a.m. MT

8:00 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 (passcode: 10035148), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, platform and logistics solutions, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2012 sales of $13.1 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2013 financial outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; the outcome of sequestration cuts to the defense budget and the apportionment of available funding between programs; future U.S. government shutdowns or failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform

L-3 Announces Results for the 2013 Third Quarter	Page 9

contracts on schedule; our international operations; our extensive use of fixed-price type contracts; the rapid change of technology and high level of competition in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of on-going governmental investigations; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K for the year ended December 31, 2012, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Third Quarter Ended(a)		Year-to-Date Ended
	Sept. 27, 2013	Sept. 28, 2012	Sept. 27, 2013	Sept. 28, 2012
Net sales	$2,996	$3,283	$9,373	$9,586
Cost of sales	(2,682)	(2,952)	(8,439)	(8,599)

Operating income	314	331	934	987
Interest expense	(44)	(48)	(131)	(138)
Interest and other income, net	3	—	11	6
Debt retirement charge	—	(8)	—	(8)

Income from continuing operations before income taxes	273	275	814	847
Provision for income taxes	(65)	(80)	(226)	(274)

Income from continuing operations	$208	$195	$588	$573
(Loss) income from discontinued operations, net of income tax	—	(1)	—	32

Net income	208	194	588	605
Net income from continuing operations attributable to noncontrolling interests	(4)	(2)	(6)	(3)
Net income from discontinued operations attributable to noncontrolling interests	—	—	—	(4)

Net income attributable to L-3	$204	$192	$582	$598

Basic earnings (loss) per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$2.28	$2.01	$6.47	$5.85
Discontinued operations	—	(0.01)	—	0.29

Basic earnings per share	$2.28	$2.00	$6.47	$6.14

Diluted earnings (loss) per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$2.23	$1.98	$6.37	$5.78
Discontinued operations	—	(0.01)	—	0.28

Diluted earnings per share	$2.23	$1.97	$6.37	$6.06

L-3 Holdings’ weighted average common shares outstanding:
Basic	89.6	96.1	89.9	97.4

Diluted	91.3	97.4	91.3	98.7

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 27, 2013	Sept. 28, 2012	Sept. 27, 2013	Sept. 28, 2012
Segment operating data
Net sales:
C3ISR	$750	$886	$2,521	$2,634
Electronic Systems	1,333	1,395	4,040	4,060
P&LS	590	649	1,827	1,854
NSS	323	353	985	1,038

Total	$2,996	$3,283	$9,373	$9,586

Operating income:
C3ISR	$63	$93	$224	$272
Electronic Systems	173	158	468	480
P&LS	52	65	176	179
NSS	26	15	66	56

Total	$314	$331	$934	$987

Operating margin:
C3ISR	8.4%	10.5%	8.9%	10.3%
Electronic Systems	13.0%	11.3%	11.6%	11.8%
P&LS	8.8%	10.0%	9.6%	9.7%
NSS	8.0%	4.2%	6.7%	5.4%
Total	10.5%	10.1%	10.0%	10.3%
Depreciation and amortization:
C3ISR	$12	$11	$33	$34
Electronic Systems	34	34	105	105
P&LS	4	4	12	15
NSS	2	5	8	11

Total	$52	$54	$158	$165

Funded order data
C3ISR	$651	$925	$2,334	$2,612
Electronic Systems	1,302	1,491	4,135	4,375
P&LS	413	447	1,653	2,302
NSS	358	383	953	1,163

Total	$2,724	$3,246	$9,075	$10,452

			Sept. 27,	Dec. 31,
			2013	2012
Period end data
Funded backlog			$10,581	$10,884

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	Sept. 27, 2013	Dec. 31, 2012
ASSETS

Cash and cash equivalents	$377	$349
Billed receivables, net	1,084	968
Contracts in process	2,691	2,636
Inventories	420	363
Deferred income taxes	98	95
Other current assets	127	144

Total current assets	4,797	4,555

Property, plant and equipment, net	1,023	1,016
Goodwill	7,757	7,776
Identifiable intangible assets	286	314
Deferred debt issue costs	25	29
Other assets	187	151

Total assets	$14,075	$13,841

LIABILITIES AND EQUITY

Accounts payable, trade	$558	$494
Accrued employment costs	585	551
Accrued expenses	414	462
Advance payments and billings in excess of costs incurred	557	668
Income taxes	6	21
Other current liabilities	383	395

Total current liabilities	2,503	2,591

Pension and postretirement benefits	1,343	1,360
Deferred income taxes	412	328
Other liabilities	357	390
Long-term debt	3,630	3,629

Total liabilities	8,245	8,298

Shareholders’ equity	5,755	5,467
Noncontrolling interests of continuing operations	75	76

Total equity	5,830	5,543

Total liabilities and equity	$14,075	$13,841

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	Year-to-Date Ended
	Sept. 27, 2013	Sept. 28, 2012
Operating activities
Net income	$588	$605
Income from discontinued operations, net of tax	—	(32)

Income from continuing operations	588	573
Depreciation of property, plant and equipment	122	124
Amortization of intangibles and other assets	36	41
Deferred income tax provision	45	50
Stock-based employee compensation expense	42	44
Contributions to employee savings plans in L-3 Holdings’ common stock	90	104
Amortization of pension and postretirement benefit plans net loss and prior service cost	63	51
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	5	5
Other non-cash items	1	9
Changes in operating assets and liabilities, excluding amounts from acquisitions, divestitures and discontinued operations:
Billed receivables	(117)	152
Contracts in process	(36)	(351)
Inventories	(55)	(83)
Other assets	(45)	28
Accounts payable, trade	65	47
Accrued employment costs	27	35
Accrued expenses	(41)	(137)
Advance payments and billings in excess of costs incurred	(109)	107
Income taxes	32	(6)
Excess income tax benefits related to share-based payment arrangements	(3)	(2)
Other current liabilities	(8)	(47)
Pension and postretirement benefits	(23)	(53)
All other operating activities	(62)	1

Net cash from operating activities from continuing operations	617	692

Investing activities
Contribution received from the spin-off of Engility	—	335
Business acquisitions, net of cash acquired	(2)	(349)
Proceeds from sale of a business	4	—
Capital expenditures	(147)	(124)
Dispositions of property, plant and equipment	10	6
Other investing activities	(6)	(5)

Net cash used in investing activities from continuing operations	(141)	(137)

Financing activities
Redemption of Senior Notes	—	(250)
Borrowings under revolving credit facility	1,382	199
Repayment of borrowings under revolving credit facility	(1,382)	(199)
Common stock repurchased	(404)	(504)
Dividends paid on L-3 Holdings’ common stock	(151)	(149)
Proceeds from exercises of stock options	91	12
Proceeds from employee stock purchase plan	28	30
Debt issue costs	—	(6)
Excess income tax benefits related to share-based payment arrangements	3	2
Other financing activities	(13)	(18)

Net cash used in financing activities from continuing operations	(446)	(883)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(2)	4
Cash from (used in) discontinued operations:
Operating activities	—	75
Financing activities	—	(1)

Cash from discontinued operations	—	74

Net increase (decrease) in cash and cash equivalents	28	(250)
Cash and cash equivalents, beginning of the period	349	764

Cash and cash equivalents, end of the period	$377	$514